                                                                    Exhibit 99.3

WINDMERE-DURABLE RECEIVES NOTICE OF SALTON/MAXIM'S INTENT TO
REPURCHASE STOCK

June 26, 1998 4:24 PM EDT

MIAMI LAKES, Fla., June 26/PRNewswire/--Windmere-Durable Holdings, Inc. (NYSE:WND), the 50% stockholder of Salton/Maxim Housewares, today confirmed that the Company has received written notice from Salton of Salton's intentions to repurchase the 6,535,072 shares of its stock owned by Windmere-Durable.

According to the notice, the intended transaction will be in accordance with the agreement between the two companies that was originally announced on May 7, 1998. As stated in the agreement, the purchase price would be $12 per share in cash as well as a six and one-half year, $15 million subordinated promissory note bearing interest at 4% per annum. The note would be offset by 5% of the total purchase price paid by Salton for product purchases from Windmere-Durable and its affiliates during the term of the note. The aggregate value of the transaction would be equivalent to $14.27 per share of Salton common stock. If Salton fails to close the purchase on or prior to October 30, 1998, Windmere-Durable would have the right to acquire shares of Salton it does not own in a tender offer and/or merger for $14.27 per share in cash or in registered shares of Windmere-Durable common stock.

Additional conditions apply should Salton acquire the Company's 50% interest, including: (i) Windmere-Durable will simultaneously pay in full its $10.8 million promissory note to Salton; (ii) Salton will repurchase for approximately $3.3 million an option owned by Windmere-Durable to purchase up to 458,500 shares of Salton stock; and (iii) various contractual and other arrangements, including those relating to the Kmart agreement, which will continue subject to certain modifications.

The closing of Salton's purchase of Windmere-Durable's 50% interest is subject to a number of conditions, including that the closing must occur on or prior to October 30, 1998. While Salton is currently negotiating agreements to obtain the necessary financing, there can be no assurance that Salton will obtain such financing. If Salton fails to close the repurchase of Windmere-Durable's 50% interest, there can be no assurance that the Company will acquire any of the shares of Salton that it already does not own.

Windmere-Durable Holdings, Inc., is a diversified manufacturer and distributor of a broad range of consumer products, including personal care products for the home and professional salons, and electric housewares (kitchen and garment care). The Company also markets the Litter Maid(TM) computerized, infrared, automatic self-cleaning cat litter box. SOURCE Windmere-Durable Holdings, Inc.